                                                                    EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                           EASTERN DISTRICT MICHIGAN
                               SOUTHERN DIVISION


In Re:                                          )      Chapter 11
                                                )      Case No. 97-59044
MIDCOM COMMUNICATIONS, INC., a Washington       )
 corporation                                    )      Honorable Walter Shapero
                                                )
Debtor.                                         )
------------------------------------------------



                       THE OFFICIAL UNSECURED CREDITORS'
                   COMMITTEE'S AMENDED PLAN OF REORGANIZATION
                   ------------------------------------------

     The Official Unsecured Creditors' Committee of Midcom Communications Inc. proposes the following amended plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code for the substantively consolidated estates of the Debtors.
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ARTICLE I
     DEFINITIONS............................................... 1

     1.1   "Administrative Claim".............................. 1
     1.2   "Allowed Claim"..................................... 2
     1.3   "Assets"............................................ 2
     1.4   "Available Cash".................................... 2
     1.5   "Avoidance Actions"................................. 2
     1.6   "Bankruptcy Code"................................... 2
     1.7   "Bankruptcy Rules".................................. 2
     1.8   "Bar Date".......................................... 2
     1.9   "Business Day"...................................... 3
     1.10  "Cash".............................................. 3
     1.11  "Causes of Action".................................. 3
     1.12  "Chapter 11 Case"................................... 3
     1.13  "Claim"............................................. 3
     1.14  "Claimant".......................................... 3
     1.15  "Class"............................................. 3
     1.16  "Committee"......................................... 3
     1.17  "Confirmation"...................................... 3
     1.18  "Confirmation Date"................................. 3
     1.19  "Confirmation Order"................................ 4
     1.20  "Convenience Claim"................................. 4
     1.21  "Court"............................................. 4
     1.22  "Debtors"........................................... 4
     1.23  "Disallowed Claim".................................. 4
     1.24  "Disbursing Agent".................................. 4
     1.25  "Disputed Claim":................................... 4
     1.26  "Effective Date".................................... 4
     1.27  "Entity"............................................ 5
     1.28  "Excluded Cash"..................................... 5
     1.29  "Existing Common Stock"............................. 5
     1.30  "Filing Date"....................................... 5
     1.31  "Final Order"....................................... 5
     1.32  "Final Payment Date"................................ 5
     1.33  "Indenture"......................................... 5
     1.34  "Indenture Trustee"................................. 5
     1.35  "Initial Payment Date".............................. 5
     1.36  "Interest".......................................... 5
     1.37  "Interest Holder"................................... 6
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     1.38   "Letter Agreement"................................  6
     1.39   "Order"...........................................  6
     1.40   "Person"..........................................  6
     1.41   "Persons Entitled to Notice"......................  6
     1.42   "Plan"............................................  6
     1.43   "Post-Confirmation Reserve Fund"..................  6
     1.44   "Priority Claim"..................................  6
     1.45   "Priority Claims Reserve Fund"....................  7
     1.46   "Proceeds"........................................  7
     1.47   "Professional Fee Order"..........................  7
     1.48   "Professional Person".............................  7
     1.49   "Pro Rata"........................................  7
     1.50   "Reserve Funds"...................................  7
     1.51   "Secured Claims"..................................  7
     1.52   "Subordinated Notes"..............................  7
     1.53   "Subsequent Payment Date".........................  7
     1.54   "Tax Claim".......................................  8
     1.55   "Unclassified Claims".............................  8
     1.56   "Unclassified Claims Reserve Fund"................  8
     1.57   "Unsecured Claims"................................  8
     1.58   "Unsecured Claims Reserve Fund"...................  8
     1.59   "WinStar".........................................  8
     1.60   "WinStar Asset Purchase Agreement"................  8
     1.61   "WinStar Contracts and Leases"....................  8
     1.62   "WinStar Escrow Agent"............................  8
     1.63   "WinStar Escrow Agreement"........................  9
     1.64   "WinStar Indemnification Claims"..................  9
     1.65   "WinStar Indemnification Escrow"..................  9
     1.66   "WinStar Price Adjustment Claim"..................  9
     1.67   "WinStar Price Adjustment Escrow".................  9

ARTICLE II
     CLASSIFICATION OF CLAIMS AND INTERESTS...................  9

     2.1    Allowed Claims....................................  9

ARTICLE III
     IDENTIFICATION OF CLASSES OF CLAIMS AFFECTED
     (IMPAIRED) BY THE PLAN................................... 10

     3.1    Classes Not Impaired By the Plan.................. 10
     3.2    Classes Impaired By the Plan...................... 10
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     3.3   Classes of Interests Impaired by the Plan.................... 10
     3.4   Disputes on Impairment....................................... 10

ARTICLE IV
     PROVISIONS FOR TREATMENT OF CLAIMS NOT IMPAIRED
     UNDER THE PLAN..................................................... 10

     4.1   Unclassified Claims.......................................... 10
     4.2   Priority Claims (Class 1).................................... 11
     4.3   Secured Claims (Class 2)..................................... 11

ARTICLE V
     PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS
     IMPAIRED UNDER THE PLAN............................................ 12

     5.1   Unsecured Claims (Class 4)................................... 12
     5.2   Convenience Claims (Class 3)................................. 12
     5.3   Interests (Class 5).......................................... 12

ARTICLE VI
     ACCEPTANCE OR REJECTION OF PLAN.................................... 12

     6.1   Voting By Impaired Classes................................... 12

ARTICLE VII
     PROVISIONS CONCERNING DISTRIBUTION................................. 13

     7.1   Payments on Business Days.................................... 13
     7.2   Manner of Payments Under the Plan............................ 13
     7.3   Fractional Cents............................................. 13
     7.4   Claims Subject to Partial Disputes........................... 13
     7.5   Escheat...................................................... 13
     7.6   Disputed Payments or Distributions........................... 13
     7.7   Post-Confirmation Fees and Expenses.......................... 14
     7.8   Exculpation of Disbursing Agent and Indenture Trustee........ 14
     7.9   Treatment of WinStar Escrows................................. 15

ARTICLE VIII
     DISTRIBUTION TO HOLDERS OF SUBORDINATED NOTES...................... 15

     8.1   Distributions................................................ 15
     8.2   Surrender of Subordinated Notes.............................. 15
     8.3   Cancellation of Indenture.................................... 16
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     8.4   Indenture Trustee Compensation............................. 16

ARTICLE IX
     CERTAIN TERMINATIONS, INDEMNIFICATION AND
     RELEASES......................................................... 17

     9.1   Certain Terminations....................................... 17
     9.2   Rights if Plan Not Confirmed............................... 17
     9.3   Indemnification............................................ 17

ARTICLE X
     EXECUTORY CONTRACTS AND UNEXPIRED LEASES......................... 18

     10.1  Executory Contracts and Unexpired Leases................... 18
     10.2  Rejection of WinStar Contracts and Leases.................. 18
     10.3  Rejection Claims........................................... 18
     10.4  Filing of Rejection Claims................................. 18

ARTICLE XI
     MEANS FOR EXECUTION OF THE PLAN.................................. 19

     11.1  Implementation............................................. 19
     11.2  Source of Funds............................................ 19
     11.3  Corporate Governance....................................... 19
     11.4  Retention and Enforcement of Claims and Rights............. 20
     11.5  Maintenance of Proceeds and Cash........................... 20
     11.6  Actions Without Court Approval............................. 21
     11.7  Effect of Confirmation Order............................... 21

ARTICLE XII
     PROCEDURES FOR RESOLVING DISPUTED CLAIMS......................... 22

     12.1  Time Limit for Objections to Claims........................ 22
     12.2  Resolution of Disputed Claims.............................. 22
     12.3  Payments................................................... 22

ARTICLE XIII
     RETENTION OF JURISDICTION........................................ 22

     13.1  Retention of Jurisdiction.................................. 22
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ARTICLE XIV
     CERTAIN OBLIGATIONS OF THE DEBTOR................................ 24

     14.1  Obligations for the Period Between the Confirmation Date
           and the Effective Date..................................... 24

ARTICLE XV
     GENERAL PROVISIONS............................................... 25

     15.1  Modification of the Plan................................... 25
     15.2  Notices.................................................... 25
     15.3  Limitation on Notice....................................... 26
     15.4  Headings................................................... 26
     15.5  Severability............................................... 26
     15.6  Governing Law.............................................. 26
     15.7  Successors and Assigns..................................... 27
     15.8  Binding Effect............................................. 27
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                                       v

                                  INTRODUCTION
                                  ------------

     On November 7, 1997, Midcom Communications Inc., Cel-Tech International Corp., PacNet, Inc., and AdVal, Inc. (the "Debtors") filed voluntary petitions for relief under Chapter 11 of Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan.

     The Debtors were formerly engaged in the business of long distance telecommunications, data transmission services, wireless services and facsimile related services. The Debtor have sold substantially all of their assets and are continuing to liquidate their remaining assets under the supervision of the Court.

     The Plan contemplates the continued orderly liquidation of the Debtors' property and the distribution of the proceeds of the Debtors' estates to their creditors under the supervision of the Committee. The Court, at the Committee's request, substantively consolidated the bankruptcy estates of the Debtors. As a result, the combined assets and liabilities of the consolidated estates will be treated as though held and incurred by one entity. Creditors are urged to read both the Plan and Disclosure Statement which accompanies this Plan for a full explanation of the Plan and its impact.

     Except as otherwise specifically provided for herein, in the event of any inconsistency between the terms of any document and instrument prepared pursuant to the Plan or the Disclosure Statement and the terms of the Plan, the terms of this Plan shall govern and shall supersede the terms of any such document, instrument or Disclosure Statement.


                                   ARTICLE I
                                  DEFINITIONS

     For the purposes of this Plan, the following terms shall have the respective meanings as hereinafter set forth (such meanings to be equally applicable to the singular and the plural forms of the terms defined, unless the context otherwise requires). Capitalized terms used in this Plan shall at all times refer to terms defined in this Article I. Unless otherwise provided in the Plan, all terms used herein shall have the meaning assigned to them under the Bankruptcy Code or Bankruptcy Rules. The rules of construction applicable to the Bankruptcy Code and the Bankruptcy Rules shall be applicable to this Plan.

     1.1 "Administrative Claim" means any cost or expense of administration of the Chapter 11 Case which is entitled to priority in accordance with Sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation:

          (a) any actual and necessary expenses of preserving the Debtors' estates and of operating the Debtors' businesses from and after the Petition Date, including post-Confirmation Date expenses; and

          (b) all compensation and reimbursement of costs and expenses to Professional Persons and the Disbursing Agent consistent with the Professional Fee Order and to the extent allowed by the Court, all fees and expenses of the Disbursing Agent, and any fees due to the United States Trustee assessed against the Debtors' estates under 28 U.S.C. Section 1930.

     1.2 "Allowed Claim" means a Claim or that portion of Claim which (i) has been scheduled (other than Claims scheduled by the Debtors as contingent, unliquidated or disputed) or (ii) timely filed with the Court by the Bar Date as to which no objection to the allowance thereof has been interposed by the expiration of the period of time fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan or an Order of the Court, or (iii) as to which any objection has been determined by a Final Order of the Court allowing such Claim or any portion thereof.

     1.3 "Assets" means all assets of the Debtors, of any nature whatsoever, including claims of right and property, real and personal, tangible and intangible.

     1.4 "Available Cash" means the aggregate of all Cash received from the Debtors or from the liquidation of the Debtors Assets, less Excluded Cash.

     1.5 "Avoidance Actions" means actions brought under any of the provisions of Sections 541, 544-553 of the Bankruptcy Code.

     1.6 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, set forth in 11 U.S.C. Sections 101, et seq., Title 11, United States Code.
                                     -- ---

     1.7 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as heretofore or hereafter amended.

     1.8 "Bar Date" means, with respect to Claims arising prior to November 7, 1997 (other than Administrative Claims and Priority Claims), the date of March 17, 1998 which was the date fixed by the Court as the last day for the timely filing of proofs of claim or interest which arose prior to November 7, 1997. "Bar Date" means, with respect to Administrative Claims and Priority Claims (excluding (a) Claims of Professional Persons, and (b) claims for fees due to the United States Trustee), 60 days after the Effective Date by which date any petition for allowance of an Administrative Claim or Priority Claim (excluding
(a) Claims of Professional Persons, and (b) Claims for fees due to the United States Trustee) must be filed with the Court and served on the Disbursing Agent and counsel for the Committee. With respect to Claims based upon the rejection of executory contracts and unexpired leases, "Bar Date" shall mean the date established by Section 10.4 of the Plan. With respect to claims based upon the rejection of WinStar Contracts and Leases, "Bar Date" shall mean July 31, 1998.

     1.9 "Business Day" means Monday through Friday, but excluding any legal holiday as identified in Bankruptcy Rule 9006.

     1.10 "Cash" means cash, cash equivalents and other readily marketable securities or instruments issued by a Person, other than any of the Debtors, including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issued by banks and commercial paper, including interest earned or accrued thereon.

     1.11 "Causes of Action" means all causes of action of any kind held by the Debtors, whether or not such causes are the subject of presently pending lawsuits, adversary proceedings, motions or appeals, including, without limitation (a) causes belonging to the Debtors as of the Petition Date, (b) causes belonging to the Debtors which arose after the Petition Date, and (c) rights belonging to the Debtors pursuant to sections 506, 510, 544, 547, 548, 549 or 550 of the Bankruptcy Code, including, without limitation, Avoidance Actions.

     1.12 "Chapter 11 Case" means the substantively consolidated bankruptcy cases of In re: Midcom Communications Inc., In re Cel-Tech International Corp.,
         --------------------------------   -------------- -------------------
In re PacNet, Inc., and In re AdVal Inc., Case Nos. 97-59044, 97-59057,
-----------------      ----------------
97-59064, and 97-59052, currently pending in the Court under Case No. 97-59044.

     1.13 "Claim" means a claim, as defined in Section 101(5) of the Bankruptcy Code, against any of the Debtors.

     1.14  "Claimant" means the holder of a Claim.

     1.15  "Class" means a group of holders of Claims or Interests described in
Article II of the Plan.

     1.16 "Committee" means the Official Unsecured Creditors' Committee of Midcom Communications Inc., as such Committee is now or hereafter may be constituted.

     1.17  "Confirmation" means entry of the Confirmation Order.

     1.18 "Confirmation Date" means the date upon which the Court enters the Confirmation Order.

     1.19 "Confirmation Order" means the order entered by the Court confirming the Plan in accordance with the Bankruptcy Code.

     1.20 "Convenience Claim" means an Unsecured Claim that is (i) in an amount equal to or less than $50 or (ii) in an amount greater than $50, but the amount of which is reduced by the Claim's holder, in voting on this Plan or otherwise, to $50.

     1.21 "Court" means the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division, or such other Court as may from time to time have jurisdiction over the Chapter 11 Case.

     1.22 "Debtors" means Midcom Communications Inc., Cel-Tech International Corp., PacNet, Inc., and AdVal, Inc., as Debtors and Debtors-in-Possession.

     1.23 "Disallowed Claim" means any Claim or portion thereof that has been disallowed by a Final Order or by written agreement of the holder thereof.

     1.24 "Disbursing Agent" means the Person selected by the Committee (whose retention shall be subject to approval by the Court) as the Person responsible for objecting to Claims, for making certain distributions of property to holders of Allowed Claims as required by the Plan, and for performing those duties set forth in Section 11.3.2 of the Plan and such other duties as the Committee may direct, and such Person's successors in such capacity; provided that any distribution required to be made under the Plan to holders of Subordinated Notes shall be delivered to the Indenture Trustee for distribution to such holders. The Disbursing Agent shall have the rights and duties of a trustee. The Committee may, in its sole discretion, require, as a condition to employment, that the Disbursing Agent serve with a bond in such amount as the Committee deems appropriate.

     1.25  "Disputed Claim" means:

           (a) any Claim or portion of a Claim (other than an Allowed Claim) which is scheduled by the Debtors as disputed, contingent or unliquidated; or

           (b) a Claim which has been filed pursuant to Section 501(a) of the Bankruptcy Code or an Administrative Claim, in each case as to which an objection to the allowance thereof has been filed with the Court within the time limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Plan or an Order of the court, which objection has not been determined, in whole or in part, by a Final Order.

     1.26 "Effective Date" means the date the Confirmation Order becomes a Final Order. The Committee may, in its sole and absolute discretion waive the requirement that the Confirmation Order become a Final Order. If an appeal is taken from the Confirmation Order and the Court or an appellate court grants a stay pending appeal, the Effective Date shall be the first Business Day after the entry of the last order removing the stay or on which the stay expires by its terms.

     1.27 "Entity" means an entity as defined at Section 101(15) of the Bankruptcy Code.

     1.28 "Excluded Cash" means such Cash as shall be necessary to fund the Reserve Funds, and to satisfy any liability that the Debtor's estate may have.

     1.29 "Existing Common Stock" means the currently issued and outstanding common stock of the Debtor, and warrants, options or contract rights to purchase such shares at any time.

     1.30 "Filing Date" means November 7, 1997 the date of the filing by the Debtors of the voluntary petitions pursuant to Chapter 11 of Title 11 of the United States Code.

     1.31 "Final Order" means an order or judgment which has not been reversed, stayed, modified or amended, as to which the time to appeal or seek review, rehearing or certiorari has expired and as to which no motion or petition for review rehearing or certiorari proceeding is pending, or an order or judgment which has been appealed, has been affirmed on appeal and as to which appeal the time for further appeal has expired; provided, however, that when utilized in
                                     --------  -------
the context of an order authorizing a sale of an Asset pursuant to Section 363 of the Bankruptcy Code, nothing in this definition shall prohibit the effectiveness or enforceability of Section 363(m) of the Bankruptcy Code.

     1.32 "Final Payment Date" means the date of the last payment to holders of Allowed Claims in accordance with the provisions of the Plan.

     1.33 "Indenture" means that certain indenture, between the Indenture Trustee and Midcom Communications Inc., dated as of August 22, 1996, pursuant to which the Subordinated Notes were issued.

     1.34 "Indenture Trustee" means IBJ Schroder Bank & Trust Company, as trustee under the Indenture.

     1.35 "Initial Payment Date" means that date as soon as practicable after the Effective Date on which distributions to unsecured creditors can be made, as determined in the sole discretion of the Committee.

     1.36 "Interest" means the rights arising from the ownership of Existing Common Stock.

     1.37  "Interest Holder" mean the holder of an Interest.

     1.38 "Letter Agreement" means that certain Letter Agreement dated January 21, 1998 by and between WinStar Midcom Acquisition Corp., WinStar
Communications, Inc., Midcom Communications Inc., Cel-Tech International Corp., PacNet Inc. and the Committee.

     1.39  "Order" means an order entered by the Court.

     1.40 "Person" means a person as defined in Section 101(41) of the Bankruptcy Code.

     1.41  "Persons Entitled to Notice" means those Persons listed in Section
                                                                      -------
15.2 hereof together with those Persons who file and serve a notice of
----
appearance and demand for service of process dated subsequent to the Effective Date in accordance with Section 15.3.2 of the Plan.
                        --------------

     1.42 "Plan" means this plan of reorganization as modified or amended from time to time as and to the extent permitted herein or by the Bankruptcy Code.

     1.43 "Post-Confirmation Reserve Fund" means such amount of Cash as the Disbursing Agent shall determine to be necessary to retain on the Effective Date, Initial Payment Date and on all Subsequent Payment Dates through the Final Payment Date, for the purpose of funding and paying the expenses incurred and to be incurred relating to the implementation and consummation of the Plan and the liquidation of the Assets (to the extent not liquidated as of the Confirmation
Date), including but not limited to such amounts as the Committee shall determine to be necessary to be paid after the Effective Date to:

     1.43.1 all continuing employees of Debtor hired or retained pursuant to a written agreement or otherwise, whether engaged prior to or after the Confirmation Date, and amounts estimated to be paid as expenses associated with the efforts of such Persons; and

     1.43.2  Professional Persons.

Such Cash is to be maintained in accordance with Section 7.7 of the Plan and is
                                                 -----------
to be held until disbursed by the Disbursing Agent in an interest-bearing account in accordance with Section 345 of the Bankruptcy Code and Section 11.5
                                                                  ------------
hereof.

     1.44  "Priority Claim" means any Allowed Claim entitled to priority under
Section 507(a) of the Bankruptcy Code, other than an Administrative Claim or a Tax Claim.

     1.45 "Priority Claims Reserve Fund" means Cash that is reserved from the payments issued in accordance with the Plan with respect to any Disputed Priority Claims. Such Cash is to be maintained in accordance with the provisions of Section 4.2 of the Plan, and is to be held until disbursed by the
              -----------
Disbursing Agent in an interest-bearing account in accordance with Section 345 of the Bankruptcy Code and Section 11.5 of the Plan.
                           ------------

     1.46 "Proceeds" means net Cash received from the sale, collection or other disposition of any of the Assets, and any interest earned thereon.

     1.47 "Professional Fee Order" means Administrative Order No. 1 Establishing Procedure for Payment of Interim Professional Fees and Expenses, dated December 23, 1997.

     1.48 "Professional Person" means a professional person retained prior to the Effective Date, with Court approval, by the Debtors or the Committee, or prior to or following the Effective Date, with Court approval, by the Committee or the Disbursing Agent.

     1.49 "Pro Rata" means, with respect to an amount of Cash to be paid or distributed on a particular date to a holder of an Allowed Claim, that such payment or distribution shall be made in accordance with the ratio, as of such date, of the amount such Allowed Claim is to the aggregate of the amounts of Claims in the Class to which such Allowed Claim belongs (after reserving for, in each such calculation, the full amount of Disputed Claims in such Class which have been asserted or are otherwise pending and which have not yet been allowed or otherwise disposed of).

     1.50 "Reserve Funds" means the Unclassified Claims Reserve Fund, Priority Claims Reserve Fund, Unsecured Claims Reserve Fund, and the Post-Confirmation Reserve Fund.

     1.51 "Secured Claims" means Claims which are secured by a lien or encumbrance on property of the Debtors, to the extent of the value of the interest of the holder of such Claim in such property as determined by the Court pursuant to Section 506(a) of the Bankruptcy Code, or by agreement between the Committee and the holder of the Secured Claim.

     1.52 "Subordinated Notes" means the 8 1/4% Subordinated Convertible Notes due August 15, 2003, issued by Midcom Communications Inc. pursuant to the Indenture.

     1.53 "Subsequent Payment Date" means any date after the Initial Payment Date (i) that is set by the Disbursing Agent under the direction of the Committee, or is otherwise ordered by the Court, and (ii) upon which the Disbursing Agent makes a distribution to any holders of Allowed Claims in accordance with Article V of the Plan.

     1.54 "Tax Claim" means any Allowed Claim that is entitled to priority under Section 507(a)(8) of the Bankruptcy Code. Tax Claims do not include ad valorem tax Claims, if those Claims under applicable state law are secured by a lien on any of the Debtors' real or personal property.

     1.55  "Unclassified Claims" means Administrative Claims and Tax Claims.

     1.56 "Unclassified Claims Reserve Fund" means Cash in an amount equal to the full amount of all Disputed Unclassified Claims. Such Cash is to be maintained by the Disbursing Agent in accordance with Section 4.1 of the Plan
                                                      -----------
and is to be held until disbursed by the Disbursing Agent in an interest-bearing account in accordance with Section 345 of the Bankruptcy Code and
Section 11.5 hereof.
------------

     1.57 "Unsecured Claims" means Claims including, without limitation, Claims of holders of Subordinated Notes, other than Unclassified Claims, Priority Claims, Secured Claims or Convenience Claims. Interest accrued after the Filing Date shall not be part of any Unsecured Claim.

     1.58 "Unsecured Claims Reserve Fund" means Cash in an amount equal to the Cash that would be payable hereunder to the holders of Disputed Unsecured Claims on a Pro-Rata basis if such claims were Allowed Claims. Such Cash is to be maintained in accordance with the provisions of Section 5.1 of the Plan, and is
                                                -----------
to be held until disbursed by the Disbursing Agent in an interest-bearing account in accordance with Section 345 of the Bankruptcy Code and Section 11.5
                                                                  ------------
of the Plan.

     1.59 "WinStar" means WinStar Communications, Inc. and/or WinStar Midcom Acquisition Corp.

     1.60 "WinStar Asset Purchase Agreement" means that certain Amended and Restated Asset Purchase Agreement made as of December 17, 1997 by and among Midcom Communications, Inc., Cel-Tech International Corp., and PacNet Inc., and WinStar Communications, Inc. and WinStar Midcom Acquisition Corp. as amended by letters dated December 23, 1997 and January 21, 1998.

     1.61 "WinStar Contracts and Leases" means the "Designated Contracts," as that term is defined in the Letter Agreement, and as more particularly described in Exhibit A to the Letter Agreement.

     1.62 "WinStar Escrow Agent" means StarBank N.A. or its successor under the WinStar Escrow Agreement.

     1.63 "WinStar Escrow Agreement" means that certain Escrow Agreement made as of December 23, 1997 by and among Midcom Communications, Inc., Cel-Tech International Corp., PacNet Inc., WinStar Communications, Inc., WinStar Midcom Acquisition Corp. and Star Bank N.A.

     1.64 "WinStar Indemnification Claims" means any claim by WinStar pursuant to Section 9.8 of the WinStar Asset Purchase Agreement.

     1.65 "WinStar Indemnification Escrow" means the Initial Deposit and the Additional Deposit (as defined in Section 1.5(a)(ii) of the WinStar Asset Purchase Agreement) in the sum of $20,000,000 being held by the WinStar Escrow Agent in accordance with the terms of the WinStar Escrow Agreement together with interest earned thereon.

     1.66 "WinStar Price Adjustment Claim" means any claim by WinStar that the Purchase Price under the WinStar Asset Purchase Agreement should be reduced in accordance with Section 1.5(b) thereof.

     1.67 "WinStar Price Adjustment Escrow" means the Adjustment Deposit (as defined in Section 1.5(a)(ii) of the WinStar Asset Purchase Agreement) in the sum of $23,500,000 being held by the WinStar Escrow Agent in accordance with the terms of the WinStar Escrow Agreement together with interest earned thereon.

                                  ARTICLE II
                     CLASSIFICATION OF CLAIMS AND INTERESTS

     2.1  Allowed Claims.
          --------------
     The Allowed Claims against and Interests in the Debtors are divided into the following classes:

     2.1.1 Unclassified Claims shall consist of all Administrative Claims and Tax Claims.

     2.1.2  Class 1 Claims shall consist of all Priority Claims.

     2.1.3  Class 2 Claims shall consist of all Secured Claims.

     2.1.4  Class 3 Claims shall consist of all Convenience Claims.

     2.1.5  Class 4 Claims shall consist of all Unsecured Claims.

     2.1.6  Class 5 Interests shall consist of all Interests.

                                  ARTICLE III
            IDENTIFICATION OF CLASSES OF CLAIMS AFFECTED (IMPAIRED)
                                  BY THE PLAN

     3.1  Classes Not Impaired By the Plan.
          --------------------------------

     Unclassified Claims, Priority Claims (Class 1) and Secured Claims (Class 2) are not impaired by the Plan. Nothing in this Plan shall be deemed to impair the rights of WinStar under the WinStar Asset Purchase Agreement or the WinStar Escrow Agreement.

     3.2  Classes Impaired By the Plan.
          ----------------------------
     All Convenience Claims (Class 3) and Unsecured Claims (Class 4) are impaired by the Plan.

     3.3  Classes of Interests Impaired by the Plan.
          -----------------------------------------
     All Interests (Class 5) are impaired by the Plan.

     3.4  Disputes on Impairment.
          ----------------------

     In the event of a controversy as to whether any Claimant or Class of Claimants or Interest Holders is impaired under the Plan, the Court, after notice and a hearing, shall determine such controversy.


                                   ARTICLE IV
                          PROVISIONS FOR TREATMENT OF
                       CLAIMS NOT IMPAIRED UNDER THE PLAN

     4.1  Unclassified Claims.
          --------------------

     Each holder of an Allowed Unclassified Claim (other than any such Allowed Unclassified Claim or portion thereof which, by its express terms, is not due or payable by the earlier of the Effective Date or the Bar Date) shall be paid in full on the Effective Date, or as soon as practicable thereafter, in cash or on such other terms as may be agreed upon by the holder of the Allowed Unclassified Claim. All Allowed Unclassified Claims that become due after the earlier of the Effective Date or the Bar Date shall be paid when due. Cash in an amount equal to the aggregate dollar amount of Disputed Unclassified Claims as of the Effective Date, and Unclassified Claims which, by their terms, come due after the Effective Date, shall be set aside in the Unclassified Claims Reserve Fund. Disputed Unclassified Claims that are thereafter allowed, and Unclassified Claims which by their terms come due after the Effective Date, shall be paid in full from the Unclassified Claims Reserve Fund as and when such Claims become Allowed Claims or come due, as the case may be. Any Cash remaining in the Unclassified Claims Reserve Fund after final determination of all Administrative Claims and payment of all Allowed Unclassified Claims shall thereafter constitute Available Cash except to the extent the Disbursing Agent determines that any portion thereof is Excluded Cash. The holder of a Disputed Unclassified Claim shall have no claim to any interest on its Claim or earned on the funds in the Unclassified Claims Reserve Fund. The WinStar Price Adjustment Claim and the WinStar Indemnification Claim, if any, shall be paid from the WinStar Price Adjustment Escrow and the WinStar Indemnification Escrow, respectively, in accordance with the terms of the WinStar Escrow Agreement and the WinStar Asset Purchase Agreement.

     4.2  Priority Claims (Class 1).
          -------------------------

     Each holder of an Allowed Priority Claim shall be paid in full upon the Effective Date, or as soon as practicable thereafter, in cash or on such other terms as may be agreed upon by the Allowed Priority Claimant. Cash in an amount equal to the aggregate amount of Priority Claims that are Disputed Priority Claims as of the Effective Date shall be set aside in the Priority Claims Reserve Fund. Priority Claims that are thereafter allowed shall be paid from the Priority Claims Reserve Fund as and when such Claims become Allowed Claims. Any Cash remaining in the Priority Claims Reserve Fund attributable to Disputed Priority Claims after final determination of all Disputed Priority Claims and payment of all Allowed Priority Claims shall thereafter constitute Available Cash except to the extent the Disbursing Agent determines that any portion thereof is Excluded Cash. The holder of a Disputed Priority Claim shall have no claim to any interest on its Claim or earned on the funds in the Priority Claims Reserve Fund.

     4.3  Secured Claims (Class 2).
          ------------------------

     On the Effective Date, or as soon as practicable thereafter, the Disbursing Agent shall, at the option of the Committee, satisfy each Allowed Secured Claim through one of the following means: (i) paying to the holder of the Allowed Secured Claim the full amount of such Allowed Claim in cash; or (ii) taking such other action(s) as may be necessary to make such Allowed Secured Claim not impaired within the meaning of Section 1124 of the Bankruptcy Code (including, to the extent required, reinstatement of the legal, contractual or equitable rights of such holder with respect to such Claim and the cure of any past defaults that may exist with respect to such rights).

                                   ARTICLE V
                       PROVISIONS FOR TREATMENT OF CLAIMS
                     AND INTERESTS IMPAIRED UNDER THE PLAN

     5.1  Unsecured Claims (Class 4).
          --------------------------

     On the Initial Payment Date and on each Subsequent Payment Date thereafter, and provided that the holders of Unclassified Claims and Claims in Classes 1, 2 and 3 have been paid or otherwise satisfied (or sufficient funds have been reserved to provide for such payment or satisfaction) in accordance with the terms of Sections 4.1 - 4.3 and Section 5.2 (respectively) hereof, the
         ----------------------------------
Disbursing Agent shall pay to each holder of an Allowed Unsecured Claim, in cash, such holder's Pro Rata share of the Available Cash. On the Initial Payment Date and on each Subsequent Payment Date thereafter, the Disbursing Agent shall deposit into the Unsecured Claims Reserve Fund the aggregate amount of Cash that would be payable on those respective dates to the holders of Disputed Unsecured Claims on a Pro Rata basis if such Claims were Allowed Claims. Disputed Unsecured Claims that become Allowed Claims shall be paid on a Pro Rata basis from the Unsecured Claims Reserve Fund as and when authorized by a Final Order. Any Cash remaining in the Unsecured Claims Reserve Fund after final determination of all Disputed Unsecured Claims shall constitute Available Cash except to the extent the Disbursing Agent determines that any portion thereof is Excluded Cash. The holder of a Disputed Unsecured Claim shall have no claim to any interest on its Claim or earned on the funds in the Unsecured Claims Reserve Fund.

     5.2  Convenience Claims (Class 3).
          ----------------------------

     Each holder of an Allowed Convenience Claim shall be paid on account of such Allowed Claim, the lesser of: (a) the full Allowed amount or (b) $50 on the Initial Payment Date or Subsequent Payment Date applicable to that Claim.

     5.3  Interests (Class 5).
          -------------------
     Holders of Interests shall receive no distributions under the Plan. The Interests shall be canceled upon the Effective Date.


                                   ARTICLE VI
                        ACCEPTANCE OR REJECTION OF PLAN

     6.1  Voting By Impaired Classes.
          --------------------------
     Only members of Classes 3 and 4 will be entitled to vote to accept or reject the Plan.

                                  ARTICLE VII
                       PROVISIONS CONCERNING DISTRIBUTION

     7.1  Payments on Business Days.
          -------------------------

     Whenever any payment or distribution to be made under the Plan shall be due on a day other than a Business Day, such payment or distribution shall instead be made, without interest, on the next Business Day.

     7.2  Manner of Payments Under the Plan.
          ---------------------------------

     Payments to be made by the Disbursing Agent pursuant to the Plan shall be made, at the discretion of the Disbursing Agent, in consultation with the Committee, in cash, by check drawn on the Debtors' bank account or by wire transfer from a domestic bank.

     7.3  Fractional Cents.
          ----------------

     Any other provision of the Plan to the contrary notwithstanding, no payments of fractions of cents will be made. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment may reflect a rounding of such fraction to the nearest whole cent (up or down).

     7.4  Claims Subject to Partial Disputes.
          ----------------------------------

     If only a portion of a Claim is the subject of an objection, the Disbursing Agent shall make distributions to the holder of such Claim on account of that portion of the Claim which is not subject to an objection and shall only treat the portion of Claim which is subject to an objection as a Disputed Claim.

     7.5  Escheat.
          -------

     Claimants shall have three months from the check date to negotiate the distribution checks, otherwise payment on such checks shall be stopped and the funds shall escheat to the Debtors for distribution to the other Claimants within such Claimant's Class under the Plan who have cashed their distribution checks. In the event that the Disbursing Agent makes a distribution and a Claimant's payments from an earlier interim distribution have escheated hereunder then no further payments shall be made to such Claimant and such Claimant's Claim shall thereafter be treated as though such Claim has been disallowed.

     7.6  Disputed Payments or Distributions.
          ----------------------------------

     In the event of any dispute between or among Claimants as to the right of any Entity to receive or retain any distribution to be made to such Entity under the Plan, the Disbursing Agent may, in lieu of making such distribution to such Entity, make it instead into an escrow account for payment or distribution as ordered by the Court or as the interested parties to such dispute may otherwise agree among themselves. Any Claimant which fails to raise such dispute by filing an appropriate request for relief with the Court prior to the issuance of such disputed distribution by the Disbursing Agent shall be deemed to have forever waived any right to dispute such distribution or to restrict the use of such distribution.

     7.7  Post-Confirmation Fees and Expenses.
          -----------------------------------

     Cash in an amount equal to the aggregate of the unpaid fees and expenses requested by Professional Persons for services rendered to the Debtors or to the Committee through the Effective Date, to the extent that such fees and expenses have not been determined by a Final Order as of the Effective Date, shall be maintained in the Unclassified Claims Reserve Fund. Cash in an amount equal to the anticipated additional fees and expenses for services to be rendered after the Confirmation Date to the Disbursing Agent and the Committee by Professional Persons estimated through the completion date of such services, together with all anticipated expenses for consummating the liquidation of the Assets (including the cost of any indemnification insurance that may be purchased pursuant to Section 9.3 hereof) and the other transactions or obligations
            -----------
contemplated by the Plan (in each case as such anticipated expenses are determined by the Disbursing Agent), shall be held on deposit in the Post-Confirmation Reserve Fund as part of the Excluded Cash.

     Distributions as administrative expenses to Professional Persons, with respect to services rendered to the Debtors' estates prior to the Effective Date, shall be in amounts determined by Final Orders. Fees for services rendered and reimbursement for expenses incurred by Professional Persons for services rendered to the Debtors or the Committee after the Effective Date shall be paid by the Disbursing Agent pursuant to the terms of the Professional Fee Order from the Cash held in the Post-Confirmation Reserve Fund. Cash remaining in the Post-Confirmation Reserve Fund after payment of all fees, costs and expenses relating to the consummation of the Plan shall constitute Available Cash (except to the extent the Disbursing Agent determines that such Cash is necessary to satisfy such liability).

     7.8  Exculpation of Disbursing Agent and Indenture Trustee.
          -----------------------------------------------------

     From and after the Confirmation Date, the Disbursing Agent and Indenture Trustee shall be exculpated by all persons receiving distributions under the Plan from any and all claims, causes of action and other assertions of liability (including breach of fiduciary duty) arising out of the Disbursing Agent's and the Indenture Trustee's discharge of the powers and duties conferred upon either of them by the Indenture, Plan or any Order of the Court entered pursuant to or in furtherance of the Plan, or applicable law, except solely for actions or omissions arising out of the gross negligence or willful misconduct of the Disbursing Agent and the Indenture Trustee. No holder of a Claim shall have or pursue any claim or cause of action against the Disbursing Agent or the Indenture Trustee for making payments in accordance with the Plan or for implementing the provision of the Plan.

     7.9  Treatment of WinStar Escrows
          ----------------------------

     The funds in the WinStar Price Adjustment Escrow and the WinStar Indemnification Escrow shall be disbursed by the WinStar Escrow Agent in accordance with the WinStar Escrow Agreement, except any distribution to be made to the Seller under the WinStar Escrow Agreement shall instead be made to the Disbursing Agent.


                                  ARTICLE VIII
                 DISTRIBUTION TO HOLDERS OF SUBORDINATED NOTES

     8.1  Distributions.
          -------------

     For the purpose of distributions to holders of Subordinated Notes, the Indenture Trustee shall be deemed to be the sole holder of all Allowed Claims evidenced by the Subordinated Notes under the Indenture. Accordingly, all distributions on account of such Allowed Claims shall be distributed to the Indenture Trustee, for further distributions to holders of the Subordinated Notes, pursuant to the terms of the Indenture. The provisions of the Indenture shall govern the method of delivery of distributions and the holding of undeliverable distributions. To the extent not satisfied pursuant to Section
8.4 herein, any compensation, disbursements and expenses of the Indenture Trustee payable or reimbursable under the Indenture may be paid from the distributions made to the Indenture Trustee and the Indenture Trustee may, to the extent authorized by the Indenture, deduct such compensation, disbursements and expenses prior to making distributions to any holders of Subordinated Notes.

     8.2  Surrender of Subordinated Notes.
          -------------------------------

8.2.1 No holder of a Subordinated Note shall be entitled to receive any distribution from the Indenture Trustee respecting such Subordinated Note unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Indenture Trustee the original note held by such holder; or
(ii) if such holder is unable to surrender the original note because same has been lost, destroyed, stolen or mutilated, (x) furnished the Indenture Trustee with an executed affidavit of the loss, destruction, theft or mutilation of such note in a form reasonably satisfactory to the Indenture Trustee, and (y) provided the Indenture Trustee with such security or indemnity as may reasonably be required by the Indenture Trustee, in an amount and form sufficient to indemnify or hold harmless the Indenture Trustee against any claim that may be made against the Indenture

Trustee on account of the distribution of property hereunder. The method and procedure to be followed for surrendering notes and for providing affidavits and security or indemnity shall be prescribed by the Indenture Trustee upon reasonable notice to the holders of the Subordinated Notes. Promptly upon receiving such notes or affidavits in lieu of notes, the Indenture Trustee shall cancel such notes and dispose of such notes as provided in the Indenture or as otherwise directed by the Disbursing Agent.

    8.2.2 Any holder of a Subordinated Note that fails to surrender its note or to provide an affidavit in lieu of such note in accordance with subsection 8.2.1 hereof within one (1) year of the Effective Date shall be conclusively deemed to have no further claim in respect of its Subordinated Notes, and all such property shall be distributed pro rata to all other holders of Subordinated Notes who have complied with this Section.

     8.3  Cancellation of Indenture.
          -------------------------

     The rights and obligations of the Debtors, if any, under the Indenture will be deemed canceled pursuant to section 1123(a)(5)(F) of the Bankruptcy Code on the Effective Date, except to the extent that any provisions of the Indenture are incorporated by reference into the Plan. Notwithstanding the cancellation of the Indenture, such cancellation will not impair the rights of the holder of Subordinated Notes to receive distributions on account of such Subordinated Notes under the Plan pursuant to and in accordance with the Indenture, and the Indenture will continue in effect to the extent necessary to allow the Indenture Trustee to receive distributions pursuant to the Plan and make distributions under the Indenture on account of Subordinated Notes; provided, however, that
                                                      --------  -------
after the performance of the duties of the Indenture Trustee required under the provisions of this Plan and the Confirmation Order, the Indenture Trustee, and its respective successors and assigns, will be relieved of all obligations associated with the Indenture.

     8.4  Indenture Trustee Compensation
          ------------------------------

     The Indenture Trustee has made a substantial contribution to the Chapter 11 Cases, as that term is defined in Section 503(b) of the Bankruptcy Code. The Indenture Trustee and its counsel may file applications for reimbursement of their reasonable fees and expenses which shall be payable pursuant to a Final Order of the Court. Notwithstanding the foregoing, the aggregate amount of fees and expenses of the Indenture Trustee (including fees and expenses of its counsel) payable by the Debtors' estates as an expense of administration shall not in any case exceed $75,000. This provision is without prejudice to the right of the Committee or any other party in interest to object to the amount of the Indenture Trustee's fees and expenses.

                                   ARTICLE IX
               CERTAIN TERMINATIONS, INDEMNIFICATION AND RELEASES

     9.1  Certain Terminations.
          --------------------
     On the Confirmation Date, all instruments evidencing indebtedness of the Debtors that are impaired by the Plan shall be deemed canceled as against the Debtors.

     9.2  Rights if Plan Not Confirmed.
          ----------------------------

     If Confirmation of the Plan does not ultimately occur, the Plan shall be deemed null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors.

     9.3  Indemnification.
          ---------------

     The Debtors shall indemnify the Committee, the Disbursing Agent, and each of their respective Professional Persons against all costs and expenses (including attorneys' fees) incurred by any of them in defending against Post-Confirmation claims that are based on actions allegedly taken (or not taken) by them in their respective capacities; provided, however, that no Person shall be
                                     --------  -------
entitled to indemnification hereunder for the costs of defending against a cause of action in which it is ultimately determined by a court of competent jurisdiction that such Person was grossly negligent or acted fraudulently in performing such Person's duties hereunder or under any Order of the Court or applicable law. Any party entitled to indemnification under this Section 9.3
                                                                  -----------
shall have a lien (to the extent of such party's indemnification claim) on the corpus of the Debtors' Assets pari passu with other parties entitled to
                              ---- -----
indemnification hereunder, but prior to any right of payment of any other holder of a Claim. No such lien shall attach to funds in the WinStar Price Adjustment Escrow or the WinStar Indemnification Escrow unless such funds have been distributed by the WinStar Escrow Agent to the Disbursing Agent in accordance with the WinStar Escrow Agreement. The Committee may use funds in the Post-Confirmation Reserve Fund (as an expense of consummating the Plan) to purchase indemnification insurance to satisfy any potential indemnification claims that may arise under this Section 9.3. With respect to the Debtors' Professional
                     -----------
Persons, such Professional Persons shall be indemnified hereunder only to the extent that the Committee has requested them to perform services post-Confirmation. Nothing contained in this Section 9.3 shall, in anyway, limit or impair the WinStar Price Adjustment Claim or the WinStar Indemnification Claims.

                                   ARTICLE X
                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     10.1  Executory Contracts and Unexpired Leases.
           ----------------------------------------

     With the exception of (i) the WinStar Contracts and Leases and (ii) the "Consent Contracts," as that term is defined in the Letter Agreement, any and all executory contracts and unexpired leases of the Debtors that have not been assumed or rejected prior to the Confirmation Date, shall be deemed rejected on the Confirmation Date. In the event a motion to assume and assign, or to reject an executory contract is pending and undetermined on the Confirmation Date but not yet resolved, the automatic rejection provisions of this Section 10.1 shall
                                                             ------------
not apply and the determination of the status of the executory contract or lease shall be determined when a Final Order is entered on the respective motion. The Committee, upon notice to the non-Debtor party to such executory contract or unexpired lease, may request an extension of time to elect to assume or reject any of the Debtors' executory contracts or unexpired leases to a date after the Confirmation Date.

     10.2  Rejection of WinStar Contracts and Leases.
           -----------------------------------------

     All WinStar Contracts and Leases shall be deemed rejected on July 1, 1998. The Committee, upon notice to the non-Debtor party to one or more of the WinStar Contracts and Leases, and after having obtained the consent of WinStar Communications, Inc., may reject such contracts or leases before July 1, 1998 without prior court approval. Non-Debtor parties to the WinStar Contracts and Leases which have a Claim against the Debtors by virtue of rejection of a WinStar Contract or Lease shall file a claim with the Clerk of the Court by July 31, 1998. If such claim is not so filed, it shall be forever barred from assertion against the Debtors or their property.

     10.3  Rejection Claims.
           ----------------

     Any Entity whose claim arises from rejection of an executory contract or unexpired lease shall, to the extent such Claim becomes an Allowed Claim, have the rights of any Allowed Unsecured Class 4 Claimant with respect thereto.

     10.4  Filing of Rejection Claims.
           --------------------------

     Any Entity who has a Claim against the Debtors by virtue of the rejection of an executory contract or unexpired lease (except for rejection of a WinStar Contract or Lease) pursuant to this Article X or a Final Order entered after the Confirmation Date, shall file a claim with the Clerk of the Court within the earlier of thirty (30) days following the Confirmation Date or the time set forth for the filing of such Claim in said Final Order. If such Claim is not so filed, it shall be forever barred from assertion against the Debtors or their property. Nothing in this Section 10.4 shall affect the
                                               ------------
right of any party in interest to object to any Claim which has been improperly filed or not filed on a timely basis.

                                   ARTICLE XI
                        MEANS FOR EXECUTION OF THE PLAN

     11.1  Implementation.
           --------------
     The Plan is to be implemented in a manner consistent with Section 1123 of the Bankruptcy Code.

     11.2  Source of Funds.
           ---------------

     The Plan shall be funded by the Debtor's existing and after-acquired property including the proceeds of the sale or liquidation of the Debtor's Assets, including litigation recoveries from Causes of Action and insurance proceeds. On the Effective Date, all assets of the Debtor shall remain in the Debtors' substantively consolidated estate for distribution pursuant to this Plan. On the Effective Date, the Disbursing Agent shall be appointed to oversee the liquidation of the Assets and distributions under the Plan and shall retain the attorneys for the Committee to assist in performing those duties and such other Professional Persons as the Committee deems appropriate to carry out its duties under the Plan.

     11.3  Corporate Governance.
           --------------------

           11.3.1  Committees' Supervision of Liquidation.
                   --------------------------------------

     After the Confirmation Date, the Committee, with all of its current members, shall retain all of the rights, duties and obligations of the Committee as set forth in the Bankruptcy Code and applicable law. The Committee shall be responsible for supervising the liquidation of the Assets and the consummation of the Plan. The Debtors' employees shall act at the direction of the Committee as delegated to the Disbursing Agent. In the event the Disbursing Agent is unable to reach agreement with the Committee or, in the event the Committee disagrees with the Disbursing Agent, the Committee retains all of its rights:
(i) to take the actions set forth in paragraph 11.3.2 (subject to any necessary Court approval); and (ii) to object to any actions taken or proposed to be taken. If any member of the Committee resigns, the Committee may request the United States Trustee to appoint a successor. If the United States Trustee declines to appoint a successor for any reason, the Committee may appoint a successor. Committee members shall be entitled to a $100 fee for attending and participating in each post-Confirmation Date meeting of the Committee. The fees for any individual Committee member shall not exceed $500 for any six month period or $2,000 in total.

     11.3.2  Disbursing Agent.
             ----------------

     Upon the Effective Date, the Committee shall retain the Disbursing Agent to make all distributions under this Plan. The Disbursing Agent shall report to the Committee and shall obtain full Committee approval for its actions as the Committee and the Disbursing Agent determine is necessary. The Disbursing Agent shall have the rights and duties of a Trustee. The Committee shall approve, subject to necessary Court approval, the Disbursing Agent's performance of the following duties (subject to paragraph 11.3.1 (hereof): (1) all sales, leases, subleases or abandonments of Assets of the estate; (2) all decisions to assume or reject executory contracts or unexpired leases; (3) the settlement of all objections to Claims; (4) the decision to object to any Claims; and (5) the decision to make any distributions under the Plan. The Disbursing Agent shall not dispose of Assets in any form or fashion other than under the supervision of the Committee. The Disbursing Agent shall retain Mayer, Brown & Platt as its attorneys, pursuant to the terms of the Confirmation Order, for all purposes under the Plan and may retain such other Professional Persons as the Committee deems appropriate to carry out its duties under the Plan. The Committee may, in its discretion, require the Disbursing Agent to serve with a bond in an appropriate amount as a condition to such employment in such amount as the Committee may deem appropriate.

     11.4  Retention and Enforcement of Claims and Rights.
           ----------------------------------------------

     All Avoidance Actions and any and all Causes of Action against any persons or entities are expressly preserved for the benefit of creditors and the proceeds of any such Avoidance Actions or Causes of Action shall be disbursed under this Plan. The Committee shall retain and may enforce any and all Causes of Action and Avoidance Actions of the Debtors or their Chapter 11 estates in the name of the Debtors, and shall retain and may enforce the Debtors' rights to subordinate Claims under Section 510 of the Bankruptcy Code, including but not limited to claims against governmental units, except Claims expressly waived, relinquished and released in accordance with the Plan. The Committee shall have sole discretion (i) to decide whether to commence or continue any adversary proceeding or contested matter within the meaning of Bankruptcy Rule 9014 in order to pursue any Causes of Action, including Avoidance Actions and (ii) to determine whether to settle any such Causes of Action, including Avoidance Actions (subject to Court approval).

     11.5  Maintenance of Proceeds and Cash.
           --------------------------------

     The Proceeds collected subsequent to the Confirmation Date and Cash to be maintained under this Plan (including without limitation Cash in the Reserve Funds) shall be maintained in interest-bearing bank accounts, deposits or investments permissible under Section 345 of the Bankruptcy Code for the benefit of Entities entitled to distributions and payments under the Plan.

     11.6  Actions Without Court Approval.
           ------------------------------

     The Confirmation Order shall authorize the Disbursing Agent without further Court approval:

          (1) To sell any Asset having an appraised value not exceeding $100,000 subject to any required consent of any Secured Creditor with a lien upon such Asset and the approval of the Committee;

          (2) To settle any claim or Cause of Action where the claim or Cause of Action has an asserted value of $25,000 or less subject to the approval the Committee; and

          (3) To pay Professional Persons for post-Confirmation Date Professional Fees and to pay Committee members for post-Confirmation Expenses without the necessity of filing fee applications with the Court; provided that the Professional Persons and Committee members circulate their billing statements pursuant to the notice provisions of the Professional Fee Order as it may be amended pursuant to Court Order. Any disputes regarding such bills and all final applications for post-Confirmation Date Professional Fees and post-Confirmation Expenses shall be determined by the Court.

     11.7 Effect of Confirmation Order.
          ----------------------------

     Except as expressly provided in this Plan, the Confirmation Order shall contain an injunction against the prosecution of any Claim or Interest, whether or not a proof of claim or interest based upon any such debt, liability, or interest is filed under Section 501 of the Bankruptcy Code and whether or not a Claim or Interest based on such debt, liability, or interest is allowed under
Section 502 of the Bankruptcy Code, including the pursuit of any creditor's or Interest holder's derivative actions against any third party derived from the rights and interests of the Debtors or the Debtors' estates. The Confirmation Order shall not impair WinStar's rights to pursue the WinStar Price Adjustment Claim or WinStar Indemnification Claim in accordance with the terms of the WinStar Asset Purchase Agreement and the WinStar Escrow Agreement.

                                  ARTICLE XII
                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

     12.1  Time Limit for Objections to Claims.
           -----------------------------------

     Objections to Claims shall be filed with the Court and served upon the applicable holders of the Claims to which objections are made not later than one hundred eighty (180) days after the Confirmation Date or such later date as the Court may order after notice solely to the Persons Entitled to Notice. Notwithstanding the foregoing, objections to the WinStar Price Adjustment Claim and the WinStar Indemnification Claim shall be made in accordance with the terms of the WinStar Asset Purchase Agreement and the WinStar Escrow Agreement.

     12.2  Resolution of Disputed Claims.
           -----------------------------

     Unless otherwise ordered by the Court, the Disbursing Agent or the Committee shall litigate to judgment, settle or withdraw objections to Disputed Claims in accordance with the provisions of the Plan.

     12.3  Payments.
           --------

     Payments and distributions to each holder of a Disputed Claim that ultimately becomes an Allowed Claim shall be made in accordance with the provision of the Plan with respect to the Class of creditors to which the respective holder of an Allowed Claim belongs.


                                  ARTICLE XIII
                           RETENTION OF JURISDICTION

     13.1  Retention of Jurisdiction.
           -------------------------
     The Court shall retain jurisdiction of this Chapter 11 Case following the Confirmation Date for the following purposes:

           (i) to hear and determine any objections to the allowance of Claims;

           (ii) to determine any and all applications for compensation for professional and similar fees;

           (iii) to determine any and all applications for the rejection or assumption of executory contracts or for the rejection or assumption and assignment, as the case may be, of unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

           (iv) to determine any and all applications, adversary proceedings, and contested or litigated matters properly before the Court;

           (v) to modify the Plan pursuant to Section 1127 of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Order of the Court confirming the Plan to the extent authorized by the Bankruptcy Code;

           (vi) to hear and determine all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of the Plan (including disputes pertaining to any indemnification rights asserted under Section 9.3 hereof), any agreements or instruments issued
                    -----------
     under or relating to the Plan or any other documentation evidencing the terms of the Plan;

           (vii) to hear and determine all controversies, suits and disputes, if any, as may arise with regard to Orders of this Court in this Chapter 11 Case;

           (viii) to adjudicate all controversies concerning the classification of any Claim;

           (ix) to liquidate damages in connection with any disputed, contingent or unliquidated Claims;

           (x) to adjudicate all Claims to a security or ownership interest in any property of the substantively consolidated Debtors or in any proceeds thereof and for adequate protection claimed by the holder of an Allowed Secured Claim;

           (xi) to adjudicate all Claims or controversies arising out of any purchases, sales or contracts made or undertaken by any of the Debtors during the pendency of the Cha to adjudicate all claims or controversies arising out of any purchases, sales Chapter 11 Case including those relating to the WinStar Price Adjustment Claim, WinStar Price Adjustment Escrow, WinStar Indemnification Claim and WinStar Indemnification Escrow;

           (xii) to determine all questions and disputes regarding recovery of and entitlement to the Assets and determine all Claims and disputes between or among the Debtor, the Committee and any other entity, whether or not subject to an action pending as of the Confirmation Date;

           (xiii) to adjudicate all Avoidance Actions and other Causes of Action whether or not such claim or controversy is raised or filed before or after the Confirmation Date;

           (xiv) to determine issues and disputes concerning entitlement to distributions to be made under and pursuant to the Plan;

           (xv) to enter any Order, including injunctions, necessary to enforce the title, rights and powers of the substantively consolidated Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

           (xvi) to determine such other matters as may be provided for in the Confirmation Order, or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

           (xvii)  to enter a final decree closing the Chapter 11 Case; and

           (xviii) to make such orders as are necessary or appropriate to carry out the provisions of the Plan, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof.

                                  ARTICLE XIV
                       CERTAIN OBLIGATIONS OF THE DEBTOR

     14.1  Obligations for the Period Between the Confirmation Date and the
           ----------------------------------------------------------------
Effective Date.
--------------

     Between the Confirmation Date and the Effective Date, the substantively consolidated Debtors shall, in addition to their other obligations hereunder or under the Bankruptcy Code:

          (i) take such action and execute such documents as may be reasonably requested by the Disbursing Agent and the Committee to consummate the liquidation of the Assets and otherwise consummate the Plan;

          (ii)  maintain insurance on all their Assets;

          (iii) maintain all of their books, records and accounting systems in accordance with past practices;

          (iv) not sell or dispose of any of their Assets, except as contemplated by the Plan or otherwise directed by the Committee; and

          (v) turn over all Cash to the Disbursing Agent for investment pursuant to the terms of this Plan.

                                  ARTICLE XV
                              GENERAL PROVISIONS

          15.1  Modification of the Plan.
                ------------------------

          The Committee reserves the right, in accordance with the Bankruptcy Code, to amend or modify the Plan before or after the Confirmation Date.

          15.2  Notices.
                -------

          All notices, requests, elections or demands in connection with the Plan, including any change of address of any Claimant for the purposes of receiving distributions under the Plan, shall be in writing and shall be delivered personally or by telecopy, telex or other telegraphic means (confirmed by first class mail or express mail) or mailed by first class mail. Such notice shall be deemed to have been given when received or, if mailed by first class mail, seven (7) days after the date of mailing, or if express mailed, the next Business Day following the date of mailing and, if sent to the Disbursing Agent, addressed to:


                 Counsel to the Committee
                 ------------------------
                 Mayer, Brown & Platt
                 190 South LaSalle Street
                 Chicago, Illinois 60603
                 Attention:  Lawrence K. Snider, Esq.
                 Richard G. Ziegler, Esq.

                 Midcom Communications
                 ---------------------
                 MC Liquidation Corp.
                 26899 Northwestern Hwy.
                 Southfield, MI 48034
                 Attention:  Disbursing Agent

All notices, distributions, and requests to Claimants of any Class shall be sent to them at their last known address. Any Claimant of any Class may designate in writing any other address for purposes of this Section 15.2, which designation
                                               ------------
shall be effective upon receipt.

          15.3  Limitation on Notice.
                --------------------

          The Debtor shall give the following notice with regard to the following matters, which notice shall be deemed to be good and sufficient notice of such matters, with no requirements for any additional or further notice:

                15.3.1  Notice of Entry of Confirmation Order.
                        -------------------------------------

                Notice of the entry of the Confirmation Order shall be sufficient if (a) mailed to all known holders of Claims (which have not become Disallowed Claims) and Interests, and (b) published at least one time in the national edition of The Wall Street Journal.
                    -----------------------

                15.3.2  Post-Confirmation Date Service List - Additional
                        ------------------------------------------------
                        Persons Entitled to Notice.
                        --------------------------

                Except as set forth in Section 15.2 hereof, from and after the
                                       ------------
date the Effective Date, Notices of Appearances and demands for service of process filed with the Court prior to such date shall no longer be effective, and no further notices, other than Notice of Entry of the Confirmation Order, shall be required to be sent to such entities unless such entities file a new Notice of Appearance and demand for service of process dated subsequent to the Effective Date, which subsequent notice and demand must be filed with the Court and served upon the Entities listed in Section 15.2 of the Plan.
                                       ------------

          15.4  Headings.
                --------
          The headings used in the Plan are inserted for convenience only and neither constitute a portion of the Plan nor in any manner affect the provisions of the Plan.

          15.5  Severability.
                ------------

          Should any provisions in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan.

          15.6  Governing Law.
                -------------

          Except to the extent that the Bankruptcy Code is applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan.

          15.7  Successors and Assigns.
                ----------------------
          The rights and obligations of any Entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such entity.

          15.8  Binding Effect.
                --------------

          The rights and obligations of any entity named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors, heirs, and permitted assigns of such entity.


Dated:  July 7, 1998          Official Unsecured Creditors' Committee of
                              Midcom Communications Inc.



                              By:   /s/ Richard G. Ziegler
                                    ----------------------
                                    One of Its Attorneys

Lawrence K. Snider, Esq.
Richard G. Ziegler, Esq.
Mayer, Brown & Platt
190 South LaSalle Street
Chicago, IL 60603
(312) 782-0600
(312) 701-7711 (Fax)

Jonathan S. Green, Esq.
Miller, Canfield, Paddock & Stone
150 West Jefferson, Suite 2500
Detroit, Michigan 48226
(313) 496-7697
(313) 496-8450